AMENDMENT NO. 4 TO CONVERTIBLE DEBENTURES

This Amendment No. 4 (“Amendment”) is made as of May 7, 2007 to the Convertible Debentures (collectively, the “Convertible Debentures”) issued under the Securities Purchase Agreement dated August 28, 2006 (the “SPA”) by and between Cornell Capital Partners, LP (“Cornell Capital”) and Mobilepro Corp. (the “Company”) for loans totaling $7,000,000 from Cornell Capital.

WHEREAS, the Company has been paying to Cornell Capital weekly payments of $300,000 in principal payments plus interest on the outstanding principal balance of the Convertible Debentures commencing April 5, 2007 in place of the original amount of $125,000 in scheduled payments commencing January 2, 2007 (the “Scheduled Payments”) in accordance with Amendment No. 3 to Convertible Debenture dated April 2, 2007 between the Company and Cornell Capital;

WHEREAS, the Company has registered 120,689,655 shares of its common stock under a Form S-3 to allow for conversion of the Convertible Debentures and has been making the Scheduled Payments in the form of its common stock under the terms of the Convertible Debentures;

WHEREAS, the Company expects to engage in a transaction within the next few weeks that will generate sufficient cash by July 1, 2007 to pay the principal and interest owed to Cornell Capital under the Convertible Debentures and the convertible debenture dated June 30, 2006 issued by the Company to Cornell Capital in the principal amount of $15,149,650, as amended; and

WHEREAS, the parties to this Agreement desire to amend the Convertible Debentures to allow for the Scheduled Payments to be deferred until July 1, 2007.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 1.02 of the Convertible Debentures. Section 1.02 of the Convertible Debentures is hereby amended and restated in its entirety as follows:

Section 1.02 Payments.

(a) The Company shall make weekly scheduled payments (“Scheduled Payments”) consisting of at least $125,000 of principal, commencing with the first Scheduled Payment which shall be due and payable on July 1, 2007. Interest payments on the outstanding principal balance hereof shall be due and payable with the principal payment installments above. The Company shall have the right to make each Scheduled Payment in shares of Common Stock, which shares shall be valued at the lower of the Conversion Price then in effect or a price equal to a seven percent (7%) discount to the average of the two lowest daily volume weighted average prices of the Common Stock as quoted by Bloomberg, LP for the five (5) trading days immediately following the Scheduled Payment date (the “Payment Conversion Price”), provided that such shares are either (i) freely tradeable under Rule 144 of the Securities and Exchange Commission (the “Commission”), (ii) registered for sale under the Securities Act of 1933, or (iii) freely tradeable without restriction in the hands of the Holder. All payments in respect of the indebtedness evidenced hereby shall be made in collected funds (unless paid in shares of Common Stock) and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Debenture in such order as the Holder elects, except that payments shall be applied to accrued interest before principal. Notwithstanding the foregoing, this Debenture shall become due and immediately payable, including all accrued but unpaid interest, upon an Event of Default (as defined in Section 3.01 hereof). Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. Time is of the essence of this Debenture. The Company shall be permitted to prepay any amounts owed under this Debenture if the price of the shares of the Company’s Common Stock is less than $0.275 per share and also may, at its option, increase any scheduled payment to $750,000 (payable in cash or Common Stock as set forth above) without incurring any penalties or fees. Nothing contained in this paragraph shall limit the amount that the Holder can convert at any time.

Section 2. Effect of Amendment. Except as amended hereby, the Convertible Debentures shall continue in full force and effect and are hereby incorporated herein by this reference.

Section 3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

Section 4. Titles and Subtitles. The titles of the sections and subtiles of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date first set forth above.

MOBILEPRO CORP.

By:	/s/ Richard H. Deily
Name: Richard H. Deily
Title: Senior Vice President

CORNELL CAPITAL PARTNERS, LP

By:	Yorkville Advisors, LLC
Its:	General Partner

By:	/s/ Troy J. Rillo
Name: Troy J. Rillo
Its: Managing Director